                                                                   EXHIBIT 12(b)

STATEMENT RE COMPUTATION OF RATIOS
PROVIDENT FINANCIAL GROUP, INC.
Computation of the Ratio of Earnings to Fixed Charges
(in thousands)

                                                          Three Month
                                                            Ended
                                                          March 31,                              Year Ended December 31,
                                                  ------------------------    ------------------------------------------------------
                                                     1999         1998          1998       1997       1996        1995       1994
                                                  ------------------------    ------------------------------------------------------
Earnings:
--------
Net Income                                         $ 33,755    $ 30,660       $114,952   $107,437   $ 78,145   $ 71,860   $ 57,666
Total Provision (Benefit) for Income Taxes           18,379      16,090         61,122     57,093     41,198     35,306     29,871
Income before income tax provision (benefit)         52,134      46,750        176,074    164,530    119,343    107,166     87,537
Fixed charges, excluding interest on deposits        30,513      26,699        128,567     90,603     89,517     69,247     41,078
Fixed charges, including interest on deposits        85,681      81,385        350,873    312,052    282,456    261,644    165,314
Adjusted earnings, excluding interest on deposits    82,647      73,449        304,641    255,133    208,860    176,413    128,615
Adjusted earnings, including interest on deposits   137,815     128,135        526,947    476,582    401,799    368,810    252,851

Fixed Charges:
-------------
Total Interest Expense                             $ 85,681    $ 81,385       $350,873   $312,052   $282,456   $261,644   $165,314
Interest on deposits                                 55,168      54,686        222,306    221,449    192,939    192,397    124,236
Fixed charges, excluding interest on deposits        30,513      26,699        128,567     90,603     89,517     69,247     41,078
Fixed charges, including interest on deposits        85,681      81,385        350,873    312,052    282,456    261,644    165,314

Ratio of Earnings to Fixed Charges:
----------------------------------
Excluding interest on deposits                         2.71        2.75           2.37       2.82       2.33       2.55       3.13
Including interest on deposits                         1.61        1.57           1.50       1.53       1.42       1.41       1.53